Exhibit 99.1

News Release

Security Federal Corporation Announces the Retirement of Frank M. Thomas, Jr. and New Senior Management Appointments

Aiken, South Carolina (May 19, 2014) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the bank holding company of Security Federal Bank (“Bank”), announced today that Frank M. Thomas, Jr., President of the Bank, will be retiring effective June 6, 2014.  Mr. Thomas began his career with the Bank in 1994 as a business development officer and has served in positions of increasing responsibilities with his appointment as President in 2011.  He was elected to the Company’s and the Bank’s Boards of Directors in 2008 and will continue serving on the Company’s and the Bank’s Boards following his retirement.

“Frank has been an invaluable member of our Bank for the last two decades,” stated Chris Verenes, CEO of the Company and CEO and Chairman of the Bank.  “This is evidenced by his level of responsibilities at the Bank along with his leadership roles in community organizations.  Frank is respected by all who know him.  His knowledge and expertise will continue to play an integral part in Security Federal’s future as he will remain very active as a member of our Board.”

The Bank’s Board of Directors also announced the appointment of Richard T. Harmon, the Bank’s Chief Lending Officer, as President of Security Federal Bank effective June 6, 2014.  Mr. Harmon has over 30 years of banking experience.  He began his career with the Bank as Senior Vice President of Mortgage Lending and was promoted to Chief Lending Officer in 2011.  He was appointed to the Company’s and the Bank’s respective Boards of Directors in 2013.  Prior to joining the Bank, Mr. Harmon was employed with Regions Bank from 1998 to 2007 as Senior Vice President of Construction Lending.  From 1985 to 1998, he was employed at Palmetto Federal Savings Bank of South Carolina serving in a variety of positions related to branch operations and lending.

“Richard has a broad range of experience in the banking industry—particularly community banking,” said Verenes.  “He has a strong track record of helping to meet the banking needs of local customers, along with his service to community organizations such as the United Way and Habitat for Humanity.” Mr. Harmon will lead the Bank’s retail banking, commercial lending, trust, investment and insurance areas.

In addition, the Company’s Board of Directors also announced that Roy G. Lindburg, Chief Financial Officer and a director of the Company and the Bank, will be appointed President of Security Federal Corporation effective June 6, 2014.  Lindburg, who also has over 30 years of banking experience, has been Chief Financial Officer of the Company and the Bank since January 1995.  He has been an Executive Vice President of the Company and the Bank since January 2005 and was also appointed to the Board in 2005.  Mr. Lindburg serves on the Business Advisory Council for the University of South Carolina, Aiken School of Business Administration and is a director of both the Aiken Area Community Tennis Association and the South Carolina Tennis Association

“Roy has been a key member of the senior management team for almost twenty years,” said Verenes.  “His thoughtful and sound guidance has been critical to the growth of the Company during both good and challenging financial times. He will continue to serve the Bank in those areas along with his expanded duties to include Financial Counseling, Credit Administration, Special Assets, Operations, Finance and Accounting.”

The Bank’s Board of Directors also announced the appointment of Jessica T. Cummins, the Company’s Treasurer, as Chief Financial Officer of Security Federal Bank and Security Federal Corporation effective June 6, 2014.  Ms. Cummins, a Certified Public Accountant, has served as Treasurer of the Company since joining the Company and the Bank in 2007. Prior to 2007, Ms. Cummins was employed by Elliott Davis LLC in their Financial Services practice, specializing in financial institutions with an emphasis on publicly traded companies.  Ms. Cummins received her Bachelor of Science Degree in Accounting from the University of South Carolina and her Master of Accountancy from the University of South Carolina - The Moore School of Business.  Ms. Cummins serves on the Asset Liability Committee for the South Carolina Banker’s Association, is a member of the South Carolina Association of Certified Public Accountants and the Financial Manager’s Society.

“Jessica’s financial institution experience and her knowledge of the Company’s and the Bank’s operations will continue to be a great benefit to us and we are delighted to have someone of her qualifications and ability become part of our senior management team,” stated Verenes.

Messrs. Lindburg and Harmon will both report to the Chief Executive Officer, Chris Verenes. Ms. Cummins will report to Roy Lindburg.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.